Exhibit 15.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Sunrise New Energy Co., Ltd. on Form F-3 (File No. 333-272386) and Form S-8 (File No. 333-267105) of our report dated May 15, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern and an explanatory paragraph regarding the effects of the adjustments to retrospectively apply the change in accounting related to the share re-designation as described in Note 21, with respect to our audits of the consolidated financial statements of Sunrise New Energy Co., Ltd. as of December 31, 2022 and 2023 and for the years ended December 31, 2022 and 2023 appearing in the Annual Report on Form 20-F of Sunrise New Energy Co., Ltd. for the year ended December 31, 2023. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement of Form F-3.

Marcum Asia CPAs LLP

New York, New York

May 15, 2024